SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
       12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
                   to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                        Commission File Number 333-32210
                                               ---------

                         SOMERSET TRUST HOLDING COMPANY
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                              151 West Main Street
                                  P.O. Box 777
                          Somerset, Pennsylvania 15501
                                 (814) 443-9200
        -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                         Common Stock, without par value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                 Not Applicable
          ------------------------------------------------------------
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [   ]                Rule 12h-3(b)(1)(ii)        [   ]*
Rule 12g-4(a)(1)(ii)    [   ]
Rule 12g-4(a)(2)(i)     [   ]                Rule 12h-3(b)(2)(i)         [   ]
Rule 12g-4(a)(2)(ii)    [   ]                Rule 12h-3(b)(2)(ii)        [   ]
Rule 12h-3(b)(1)(i)     [   ]*               Rule 15d-6                  [   ]

Rule 12h-3(d)           [ X ]*

*Pursuant to Rule 12h-3(d), the criteria set forth in Rule 12h-3(b)(1)(i) and 3(b)(1)(ii) need not meet if the duty to file reports arises solely from a registration statement filed by an issuer with no significant assets in a reorganization of a non-reporting company into a one subsidiary holding company in which equity security holders receive the same proportional interest in the holding company as they held in the non-reporting issuer except for changes resulting from the exercise of dissenting shareholder rights under state law. This provision under Rule 12h-3(d) applies to

Somerset Trust Holding Company, the proposed one subsidiary holding company for Somerset Trust Company, a non-reporting company. The transaction by which Somerset Trust Holding Company shall become the holding company for Somerset Trust Company is described in detail in the Proxy Statement/Prospectus included in Somerset Trust Holding Company's Registration Statement on Form S-4, Commission File No. 333-32210, filed with the Securities and Exchange Commission on March 10, 2000, under the Securities Act of 1933, and as amended on March 29, 2000.

Approximate number of holders of record as of the certification or notice date: 490
                                                                                ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, Somerset Trust Holding Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                               SOMERSET TRUST HOLDING COMPANY


DATE: July 17, 2000                            BY: /s/ G. Henry Cook
      -------------                                -----------------------------
                                                   G. Henry Cook
                                                   President
                                                   (Principal Executive Officer)

                             SHUMAKER WILLIAMS, P.C.
                                   P.O. Box 88
                              Harrisburg, PA 17108
                              Phone: (717) 763-1121
                               Fax: (717) 763-7419


                                  July 17, 2000

SECURITIES AND EXCHANGE COMMISSION
ATTN: Filing Desk
450 Fifth Street, N.W.
Washington, D.C.  20549                                                via EDGAR

            RE:   SOMERSET TRUST HOLDING COMPANY
                  Commission File No. 333-32210
                  Our File No. 99-933

Dear Sir or Madam:

     On behalf of Somerset Trust Holding Company and pursuant to the Securities Exchange Act of 1934, as amended, and the General Rules and Regulations of the Securities and Exchange Commission, we hereby file, via EDGAR, the Registrant's Certification and Notice of Suspension of Duty to File Reports Under Sections 13 and 15(d) on Form 15.

     If you have any questions or comments concerning this filing, please contact the undersigned.

                               Sincerely,

                          By:  /s/ Cheryl A. Zeman
                               --------------------------
                               Cheryl A. Zeman

Enclosure

cc: G. Henry Cook, President
      Somerset Trust Holding Company